Exhibit 99.1

PINNACLE ENTERTAINMENT, INC. 3800 Howard Hughes Parkway Las Vegas, Nevada 89169 NYSE: PNK
FOR FURTHER INFORMATION
At the Company — (702) 784-7777:
Dan Lee — Chairman & CEO
Alain Uboldi — COO
Steve Capp — CFO
Chris Plant or Lewis Fanger — Investor Relations
PINNACLE ENTERTAINMENT ANNOUNCES SELECTED OPERATING RESULTS FOR
FOURTH QUARTER AND FULL-YEAR 2008
LAS VEGAS, March 3, 2009 — Pinnacle Entertainment, Inc. (NYSE: PNK) today announced selected operating results for the fourth quarter and full year ended December 31, 2008. Pinnacle also filed today with the Securities and Exchange Commission a Form 12b-25 for an extension for filing its Annual Report on Form 10-K ended December 31, 2008 (the “Form 10-K”) because of the complexity of determining the amount of certain impairments related to goodwill, equity securities, indefinite-lived intangible assets, real estate and other long-lived assets. Extra time is needed to account for and review these impairments, in part, due to the magnitude and the number of impairments.
Fourth Quarter 2008 Results
For the fourth quarter of 2008, revenues increased 18.1% to $259 million from $219 million in the 2007 fourth quarter. Consolidated Adjusted EBITDA(1) was $45.6 million in the current quarter, an increase of 38.5% from $32.9 million in the fourth quarter of 2007.
The Company expects that the total amount of non-cash impairment charges to be recorded will range between $275 million to $330 million for the fourth quarter of 2008. As a result of these impairment charges, on a GAAP (“Generally Accepted Accounting Principles”) basis, the Company expects to record a net loss ranging between approximately $253 million to $308 million for the 2008 fourth quarter compared with a net loss of $19.2 million for the 2007 fourth quarter.
Full-Year 2008 Results
For the year ended December 31, 2008, revenues rose 13.3% to $1.0 billion from $922 million for the year ended December 31, 2007. Consolidated Adjusted EBITDA was $160 million in 2008 compared to $171 million for the prior-year period.
The Company expects that the total amount of non-cash impairment charges to be recorded will range between $302 million to $357 million for the fiscal year ended December 31, 2008. As a result of these impairment charges, on a GAAP basis, the Company expects to record a net loss ranging between approximately $277 million to $332 million for the 2008 fiscal year compared with a net loss of $1.4 million for the 2007 fiscal year. The foregoing results are estimated and are subject to change.

Non-GAAP Financial Measures
(1) Consolidated Adjusted EBITDA is a non-GAAP measurement. The Company defines Consolidated Adjusted EBITDA as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening and development expenses, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, loss on early extinguishment of debt, gain (loss) on sale of equity security investments, minority interest and discontinued operations. Not all of the aforementioned benefits and costs occur in each reporting period, but have been included in the definition based on historic activity.
The Company uses Consolidated Adjusted EBITDA as a relevant and useful measure to compare operating results among its properties and between accounting periods. The presentation of Consolidated Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of its business segments. Consolidated Adjusted EBITDA is specifically relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges and financing costs of such projects. Management eliminates the results from discontinued operations as they are discontinued. Management also reviews pre-opening and development expenses separately, as such expenses are also included in total project costs when assessing budgets and project returns and because such costs relate to anticipated future revenues and income. Management believes some investors consider Consolidated Adjusted EBITDA to be a useful measure in determining a company’s ability to service or incur indebtedness and for estimating a company’s underlying cash flows from operations before capital costs, taxes and capital expenditures. Consolidated Adjusted EBITDA also approximates the measures used in the debt covenants within the Company’s debt agreements. Consolidated Adjusted EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using other comparative measures to assist in the evaluation of operating performance.
EBITDA measures, such as Consolidated Adjusted EBITDA, are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure of comparing performance among different companies. See the attached “supplemental information” tables for a reconciliation of Consolidated Adjusted EBITDA to Net loss.
About Pinnacle Entertainment
Pinnacle Entertainment, Inc. owns and operates casinos in Nevada, Louisiana, Indiana, Missouri and Argentina. The Company opened Lumière Place, a $507 million casino hotel in downtown St. Louis, Missouri, in December 2007. Pinnacle also has a second casino development project under construction in the St. Louis area, to be called River City, which opening is dependent upon final approval by the Missouri Gaming Commission. Pinnacle is pursuing a second casino resort in Lake Charles, Louisiana, to be called Sugarcane Bay, and a casino resort in Baton Rouge, Louisiana. Additionally, Pinnacle owns a casino site at the heart of the Boardwalk in Atlantic City, New Jersey.
All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can be identified by the use of words such as “expects,” believes,” “anticipates,” “plans,” “intends,” “foresees,” “should,” “would,” “could” or other similar expressions, and include statements regarding the Company’s expectations regarding the completion of and the timing of the filing of the Form 10-K and the results of operations to be reported, including the amounts and ranges of the various impairment charges in the aggregate, are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) if the Company continues with the construction of its current development projects, the Company may need to amend certain covenants in its credit facility or obtain waivers from its lenders; (b) the Company may not be able to renew or extend its credit facility or enter into a new credit facility in today’s difficult markets; its ability to renew or extend its credit facility or enter into a new credit facility may be impaired further if current market conditions continue or worsen; and if the Company is able to renew or extend its credit facility, it may be on terms substantially less favorable than the current credit facility; (c) the Company’s business may be sensitive to reductions in consumers’ discretionary spending as a result of downtowns in the economy as well as other factors that are difficult to predict and beyond the Company’s control; (d) the global financial crisis may have an impact on the Company’s business and financial condition in ways that the Company currently cannot accurately predict; (e) the Company’s substantial funding needs in connection with its development projects, current expansion projects and other capital-intensive projects will require it to raise substantial amounts of money from outside sources and in the near term, the availability of financing may be constrained by current disruptions in the credit markets; (f) insufficient or lower-than-expected results generated from the Company’s new developments and acquired properties, including results from the opening of its new facilities, may not yield an adequate return on its substantial investments; (g) many construction-related factors, including the escalation of construction costs beyond increments anticipated in its construction budgets, could prevent the Company from completing its construction and development projects within budget and on time; (h) significant competition in the gaming industry in all of the Company’s markets could adversely affect the Company’s profitability; (i) the Company may not meet the conditions for receipt or maintenance of gaming licensing approvals, including for its River City, Sugarcane Bay and Baton Rouge projects, some of which are beyond its control; (j) the terms of the Company’s credit facility and the indentures governing its subordinated indebtedness impose operating and financial restrictions on the Company; (k) the outcome of the lawsuit with one of the Company’s insurers related to damage incurred at Casino Magic Biloxi could affect the Company’s right to, or delay, the receipt of insurance proceeds with respect to its hurricane-affected properties; (l) the Company’s insurance policy limits for Weather Catastrophe/Named Windstorm Occurrence, Flood and Earthquake are significantly less than its coverage for the 2005 hurricane season; (m) the risk that additional resources and time may be needed to complete and file the Form 10-K; and (n) other risks, including those as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.
(—financial tables follow—)

Pinnacle Entertainment, Inc.
Supplemental Information
Reconciliation of Consolidated Adjusted EBITDA to Estimated Net Loss
(In thousands, unaudited)

	Three months ended		Year ended
	December 31, 2008		December 31, 2008
	Low	High	Low	High
Reconciliation to Estimated Net Loss
Consolidated Adjusted EBITDA (a)	$45,597	$45,597	$159,608	$159,608
Depreciation and amortization	(28,674)	(28,674)	(117,846)	(117,846)
Pre-opening and development costs	(9,457)	(9,457)	(55,371)	(55,371)
Non-cash share-based compensation	(2,329)	(2,329)	(9,204)	(9,204)
Write-downs, reserves and recoveries, net	(1,267)	(1,267)	(4,292)	(4,292)
Estimated impairment charges	(275,000)	(330,000)	(302,000)	(357,000)
Other non-operating income	249	249	2,715	2,715
Interest expense, net of capitalized interest	(18,334)	(18,334)	(53,049)	(53,049)
Income tax benefit	35,925	35,925	54,545	54,545

Estimated loss from continuing operations	$(253,290)	$(308,290)	$(324,894)	$(379,894)
Income from discontinued operations, net of tax	85	85	47,599	47,599

Estimated net loss	$(253,205)	$(308,205)	$(277,295)	$(332,295)

Reconciliation of Consolidated Adjusted EBITDA to Net Loss
(In thousands, unaudited)

	Three months
	ended	Year ended
	December 31,	December 31,
	2007	2007
Reconciliation to Net Loss
Consolidated Adjusted EBITDA (a)	$32,923	$170,723
Depreciation and amortization	(22,471)	(80,334)
Pre-opening and development costs	(23,309)	(60,783)
Non-cash share-based compensation	(2,020)	(8,426)
Write-downs, reserves and recoveries, net	—	488
Impairment charges	(527)	(4,852)
Loss on early extinguishment of debt	—	(6,124)
Other non-operating income	2,248	15,510
Interest expense, net of capitalized interest	(4,149)	(25,715)
Income tax expense	(699)	(443)

Income (loss) from continuing operations	$(18,004)	$44
Loss from discontinued operations, net of tax	(1,192)	(1,450)

Net loss	$(19,196)	$(1,406)

(a)	See discussion of Non-GAAP Financial Measures above for a detailed description of Consolidated Adjusted EBITDA.

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